Exhibit 99.2 Offer Letter, dated September 26, 2010, issued by Mr. Wenhua Guo
Duoyuan Printing, Inc.
No. 3 Jinyuan Road
Daxing Industrial Development Zone
Beijing, 102600
PRC
26 September, 2010
SIK Siu Kwan
9D Hilltop
60 Cloudview Road
North Point
Hong Kong
Dear Mr. SIK Siu Kwan,
It is with great pleasure that I extend to you an invitation to join the Board of Directors of Duoyuan Printing, Inc. (the “Company”) as an independent director and a member of the Company’s Audit Committee. It is also our mutual understanding, subject to approval by the Board of Directors, that you will be appointed as the Chairman of the Audit Committee after the filing of the Company’s Form 10-K for the fiscal year ended 30 June 2010. Your appointment to the board was approved on the 26th day of September, 2010 and your service as director will begin upon receipt of a signed copy of the enclosed director’s acceptance letter.
Your service on the board is governed by the Company’s Amended and Restated Articles of Association (the “Articles”) and Amended and Restated Bylaws (the “Bylaws”) and shall last until the appointment of your successor, or until your resignation or removal, all in conformance with the Articles and the Bylaws.
Your compensation as a director of the Company shall include the following:

Annual Retainer:	A fee equal to US$100,000 will be applied for the first year of your services payable in equal monthly installments, pro-rated for any partial year of service. You must be actively serving as a director on the date of each such monthly payment to receive your payment.

An annual fee equal to US$30,000 payable in equal monthly installments, pro-rated for any partial year of service will be applied for each year of your services following the first anniversary of your service as an independent director on the Company’s Board of Directors. You must be actively serving as a director on the date of each such monthly payment to receive your payment.

Restricted Stock Award	An award of restricted stock equivalent to US$50,000 for the first year of your services as an independent director of the Company, to be granted on the first anniversary of your service as an independent director of the Company (the “Date of Grant”), and with a share price equal to the average closing price for the 15 trading days prior to December 31, 2010. This award of restricted stock shall be governed by a Restricted Stock Award Agreement to be entered between the Company and you on the Date of Grant.

Reimbursable Expenses:	Reimbursement for reasonable travel expenses incurred for attending the Board meetings (travel expense reimbursement is subject to the Company’s current expense policy, as amended from time to time).
The Company does not pay any other meeting or Board fees not set forth above. These fees may be modified or adjusted from time to time as determined by the Board on recommendation of the Compensation Committee.
It is the board’s expectation that four board meetings will be held per year (one per quarter).
I am looking forward to working with you to ensure the continued success of the Company.
Sincerely,
/s/ Wenhua Guo
Wenhua Guo
Chairman of the Board of Directors

Enclosed: Director Acceptance Letter

DIRECTOR ACCEPTANCE LETTER

To:	Duoyuan Printing, Inc. (the “Company”)
No. 3 Jinyuan Road
Daxing Industrial Development Zone
Beijing, 102600
PRC

Attention:	Board of Directors

Date:	26 September, 2010
I hereby accept and agree to my appointment as a director of the Company.
I hereby designate the following telephone and facsimile numbers and e-mail address for service of notice of all directors’ meetings. Notice by telephone or facsimile to either of the said numbers or electronic mail to the stated e-mail address will constitute good and sufficient notice to myself and I agree to promptly advise you of any change in these particulars:

Tel:	(852) 9101 8892
Fax:	(852) 3180 1720
E-mail:	garysik@gmail.com
I hereby authorize you to enter my name and address in the Register of Directors of the Company as follows:

Names: Address:	SIK Siu Kwan 9D Hilltop 60 Cloudview Road North Point Hong Kong
Yours faithfully,

/s/ SIK Siu Kwan
SIK Siu Kwan